Exhibit 99.1
Cooper Industries
P.O. Box 4446
Houston, Texas 77210-4446
News Release
For Immediate Release
For information contact:

Mark Doheny
Director of Investor Relations
Cooper Industries
713-209-8484
mark.doheny@cooperindustries.com
Cooper Industries Completes $500 Million Offering Of Five-Year And Ten-Year Notes
     Dublin, Ireland, December 7, 2010 — Cooper Industries plc (NYSE: CBE) today announced that its Cooper U.S., Inc. subsidiary has issued $250 million of senior unsecured fixed-rate notes due in 2016 and $250 million due in 2020. The five-year notes have an interest coupon of 2.375 percent and the ten-year notes have an interest coupon of 3.875 percent. Proceeds from the financing will be used for general corporate purposes.
About Cooper Industries
Cooper Industries plc (NYSE: CBE) is a global electrical products manufacturer with 2009 revenues of $5.1 billion. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has seven operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2009, sixty-one percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2009. For more information, visit the website at www.cooperindustries.com.
Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding future revenues, costs and expenses, earnings, earnings per share, margins, cash flows, dividends and capital expenditures. Important factors which may affect the actual results include, but are not limited to, political developments, market and economic conditions, changes in raw material, transportation and energy costs, industry competition, the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs, the ability to develop and introduce new products, the magnitude of any disruptions from manufacturing rationalizations, changes in mix of products sold, mergers and acquisitions and their integration into Cooper, the timing and amount of any stock repurchases by Cooper, changes in financial markets including currency exchange rate fluctuations, changing legislation and regulations including changes in tax law, tax treaties or tax regulations, and the resolution of potential liabilities and insurance recoveries resulting from on-going Pneumo-Abex related asbestos claims.
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